Exhibit 10.11

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between Milacron Holdings Corp., a Delaware corporation (the “Company”) and Bruce Chalmers (the “Executive”) on the last signature date set forth below (the “Effective Date”).

WHEREAS, the parties hereto have previously entered an employment letter agreement, dated October 30, 2013 (the “Offer Letter”);

WHEREAS, the Company desires to provide the Executive with certain severance benefit rights in lieu of the severance benefits contained in the Offer Letter, and the Executive agrees to certain restrictive covenants with respect to the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date (the “Initial Term”); provided, however, that the Initial Term of this Agreement shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend the term has been given to the other party at least six months prior to the expiration of the then-effective term. The Initial Term, together with any extensions, is referred to herein as the “Term.” Notwithstanding the foregoing, the Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time for any reason.

2. Definitions.

(a) Termination for “Cause” means termination of the Executive’s employment because:

(i) the Executive has committed a deliberate and premeditated act against the interests of the Company including, without limitation: an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business; or

(ii) the Executive has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii) the Executive has failed to perform or neglected the material duties incident to his employment or other engagement with the Company on a regular basis, and such refusal or failure shall have continued for a period of twenty (20) days after written notice to the Executive specifying such refusal or failure in reasonable detail; or

(iv) the Executive has been chronically absent from work (excluding vacations, illnesses, Disability or leaves of absence approved by the Company); or

(v) the Executive has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to his employment or other engagement with the Company and such refusal continues for more than twenty (20) days after written notice is given to the Executive specifying such refusal in reasonable detail; or

(vi) the Executive has breached any of the material terms contained in this Agreement, any employment agreement, non-competition agreement, confidentiality agreement or similar type of agreement to which the Executive is a party; or

(vii) the Executive has engaged in (x) the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or (y) habitual drunkenness on the Company’s premises.

Any termination of employment by the Company for Cause shall be communicated by a written notice to the Executive which shall set forth, in reasonable detail, the facts and circumstances that provide a basis for termination of the Executive’s employment. The failure by the Company to set forth any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. Any voluntary termination of employment by the Executive in anticipation of an involuntary termination of the Executive’s employment for Cause shall be deemed to be a termination for “Cause.”

(b) Resignation for “Good Reason” means termination of employment by the Executive because of the occurrence of any of the following events:

(i) there is a material reduction in the Executive’s then-current annual base salary (“Base Salary”), other than a reduction of not greater than ten percent (10%) applicable to the Company’s executives generally, unless agreed to in writing by the Executive;

(ii) there is a material reduction in the Executive’s authority, duties, or responsibilities as the Company’s Chief Financial Officer; or

(iii) the Executive is required to relocate to a different principal place of business that is located more than 100 miles away from the Company’s headquarters in Cincinnati, Ohio.

In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (i), (ii) or (iii) above, such grounds shall constitute Good Reason only if the Executive provides written notice to the Company of the facts which constitute the grounds within 90 days following the Executive’s initial knowledge of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

3. Severance Benefits.

(a) Termination for Cause; Resignation Without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from his employment other than for Good Reason, the Executive shall be entitled only to payment of any unpaid Base Salary through and including the date of termination or resignation, any annual bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs (which unpaid annual bonus amount shall be paid in accordance with Section 3(b)), and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (such other amounts or benefits being referred to collectively as the “Other Accrued Compensation and Benefits”). Except as set forth in this subsection (a), the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(b) Termination without Cause; Resignation for Good Reason.

(i) If the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code, by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason, the Executive shall be entitled to the following:

(A) an amount equal to 18 months’ Base Salary, payable in equal installments over a period of 18 months;

(B) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), an amount equal to the full premium amount (determined as of the date of termination on a pre-tax basis) for continued coverage under the Company’s health plan pursuant to COBRA, for the Executive, and, to the extent that the Executive is providing coverage for his spouse or eligible dependents as of the termination date, for such individuals; provided, that the Executive shall be responsible for any income tax liability associated therewith, if any; provided, further, that the Company’s obligation to pay such premiums shall cease immediately upon the earlier of the expiration of the statutory COBRA period and the date the Executive becomes eligible for coverage under any other group health plan (as an employee or otherwise) as defined for purposes of COBRA or Medicare;

(C) to the extent provided in the Milacron Bonus Plan for such year, a pro rata annual bonus for the year in which the date of termination occurs, which annual bonus shall be based on actual performance and paid at the same time that bonuses are paid to other executives generally during the year following the year in which the date of termination occurs; and

(D) any Other Accrued Compensation and Benefits.

(ii) The payments and benefits provided under Sections 3(b)(i)(A) and 3(b)(i)(B) shall commence on the first payroll date following the 60th day after the Executive’s termination of employment. The Company shall not be required to make the payments and provide the benefits provided for under Sections 3(b)(i)(A) through 3(b)(i)(C) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s termination of employment, a release substantially in the form attached hereto as Exhibit A (provided, if necessary, such release may be updated and revised to reflect changes in law to achieve its intent) and the release has become effective and irrevocable in its entirety in such 60-day period. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under Sections 3(b)(i)(A) through 3(b)(i)(C).

(iii) If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Sections 4 through 10 hereof or breaches any provision set forth in the executed copy of the general release of claims, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 3(b)(i)(A)-(C), any and all obligations and agreements of the Company with respect to such payments shall thereupon cease, and the Company shall be entitled to recover (and the Executive shall reimburse the Company for) any severance payments previously made to the Executive pursuant to Section 3(b)(i)(A)-(C).

(c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability (as defined herein), the Company shall be entitled to terminate his employment. In the event of the Executive’s death or if the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code by reason of the Executive’s Disability, the Company shall pay to the Executive (or his estate, as applicable), the Executive’s Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of 90 consecutive days or for more than 180 days in any consecutive 12- month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the CEO and the Executive. If there is no agreement on the selection of the physician, then the CEO shall select one physician and the Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.

(d) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its subsidiaries and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company; provided, that in the event the Executive’s employment is terminated following the Executive’s successful completion of the Executive’s role, as reasonably determined by the Board in its sole discretion, then he will not be required to resign as a member of the Board unless otherwise determined by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(e) Section 280G “Parachute Payments”. Notwithstanding any provision of this Agreement to the contrary, if the Executive becomes entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that the Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in a change of ownership or effective control of the Company, and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payments and/or benefits will be reduced (the “280G Reduction”) to the extent necessary so that no portion of the Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax. Any 280G Reduction pursuant to this paragraph shall be effectuated by reducing the payments and benefits hereunder in the following order: (A) any severance payments due pursuant to Section 3, with later payments being reduced first, (B) the waiver of accelerated vesting of equity awards, with awards having a later vesting date being reduced first, (C) the benefit continuation pursuant to Section 3 and (D) all other payments or benefits, with later payments being reduced first. All determinations required to be made under this Section 3(e), including the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting firm selected by the Company or the Board, in its reasonable discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment hereunder, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of ownership or effective control of the Company, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(f) No Further Rights. Except as explicitly provided in this Section 3, the Executive shall have no rights under this Agreement to receive any compensation or benefits after termination or resignation of employment.

4. Confidentiality.

(a) Confidential Information.

(i) Definitions. For purposes of Sections 4 through 10, the terms set forth below shall have the following meanings:

“Business” means manufacturing, designing, distributing, marketing or selling plastics manufacturing equipment, plastics manufacturing equipment components including hot runner systems, mold components or aftermarket parts or services, or industrial machining chemicals, or any other business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to the Executive’s termination of employment by or other service to the Company or any of its subsidiaries.

“Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its affiliates and other related information, as such exists from time to time during the Executive’s employment by or other service to the Company or any of its subsidiaries.

“Customer” means any Person who:

(ii) has been a customer of the Company at any time during the one year period prior to the termination of the Executive’s employment; or

(iii) has evidenced an intention in writing to purchase Products from the Company at any time during the one year period prior to the termination of the Executive’s employment,

(iv) and with whom the Executive had any dealings, directly or indirectly, or about whom the Executive had confidential information, during the Executive’s employment.

“Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

“Products” means the products of the Business (i) manufactured by the Company within the twelve (12) month period immediately preceding the date of this Agreement (ii) manufactured by the Company during the Executive’s employment (iii) manufactured by the Company in the twelve (12) months following termination of the Executive’s employment in the normal course of operating, maintaining and expanding the business and (iv) any products that are substitutes for or competitive with the products referred to in clauses (i), (ii) and (iii).

(b) Confidentiality. The Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which are essential to the performance of the duties of the Executive hereunder. The Executive acknowledges that such Confidential Information is not generally known in the trade and that such Confidential Information provides the Company and its affiliates with a competitive edge in its industry. In that regard, the Executive acknowledges and agrees that the Company and its affiliates have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Executive therefore agrees that he will not, during his employment, or after termination of his employment, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of his duties to the Company and its affiliates, nor shall he make use of any such Confidential Information for his own purposes or for the benefit of any Person except the Company and its affiliates. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Executive. Notwithstanding the foregoing, in the event that the Executive is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Executive will give the Company prompt written notice of such request or requirement so that the Company or its affiliates may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Executive may, without liability hereunder furnish only that portion of the Confidential Information which the Executive is legally required to disclose. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(c) Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity except as may be required by applicable law or legal process.

(d) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”). All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 4.

5. Noncompetition. While employed or at any time during the eighteen (18) months following termination of the Executive’s employment, for whatever reason and whether voluntary or involuntary, the Executive shall not in any manner whatsoever (other than a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) within North America, either individually or in partnership or jointly or in conjunction with any other Person:

(a) directly, or indirectly, carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products;

(b) directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products; or

(c) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of any business that manufactures, sells or distributes the Products.

6. Non-Solicitation. While employed or at any time during the eighteen (18) months following termination of the Executive’s employment, for whatever reason and whether voluntary or involuntary, the Executive shall not in any manner whatsoever, either individually or in partnership or jointly or in conjunction with any other Person:

(a) directly, or indirectly solicit any Customer;

(b) directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or

(c) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever, other than a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale of any Products to such Customer within North America.

7. Non-Solicitation of Employees. While employed or at any time during the eighteen (18) months following termination of his employment, for whatever reason and whether voluntary or involuntary, the Executive shall not, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Company. This section shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.

8. Nondisparagement. The Executive shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its affiliates, officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

9. Return of Documents and Property. Upon the termination of his employment or at such other time that the Company may request, the Executive shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Executive (and all of the same are hereby acknowledged and agreed to be the property of the Company).

10. Inventions and Patents. The Executive hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Executive while employed by the Company or any of its subsidiaries and (b) either (i) relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”). The Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of employment) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

11. Covenants Reasonable. The Executive acknowledges and agrees with the Company that:

(a) the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;

(b) the Executive is being provided with the opportunity to receive a substantial financial benefit as a result of this Agreement;

(c) the covenants of the Executive contained in this Agreement were a material inducement for the Company to enter into this Agreement and the execution and delivery of this Agreement is a condition to the Company’s obligations pursuant to this Agreement; and

(d) the breach by such Executive of any of the provisions of this Agreement would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages.

12. Certain Remedies.

(a) Forfeiture/Payment Obligations. In the event the Executive fails to comply with Sections 4 through 10, other than any isolated, insubstantial and inadvertent failure, the Executive agrees that he will forfeit any amounts not already paid pursuant to Section 3(b)(i)(A)-(C) of this Agreement and the Company shall be entitled to recover (and the Executive shall be reimburse the Company for) any severance payments previously made to the Executive pursuant to Section 3(b)(i)(A)-(C).

(b) Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, that set forth in Section 12(a) hereof, the Executive agrees that a breach of any of the covenants contained in Sections 4 through 10 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 4 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

13. Defense of Claims. The Executive agrees that, during the Term, and for a period of six years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 13, including, but not limited to, legal costs and expenses.

14. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15. Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.

16. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, sale or transfer of all or substantially all of the assets or the business of the Company. Upon any such assignment, the Company shall no longer have any rights or obligations under this Agreement.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

17. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

18. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

20. Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.

21. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Without limiting the generality of the foregoing, the parties hereto agree that the terms of this Agreement shall replace the severance benefit rights provided for in the Offer Letter.

22. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Corp.

3010 Disney Street

Cincinnati, OH 45209

Attn.: Thomas Goeke

Email: tom_goeke@milacron.com

Facsimile: (513) 487-5086

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive at his last residence shown on the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MILACRON HOLDINGS CORP.

By:	/s/ Tom Goeke
Name: TOM GOEKE
Title: PRESIDENT & CEO

THE EXECUTIVE

/s/ Bruce Chalmers
Bruce Chalmers

Dated:

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Bruce Chalmers (the “Executive”) and Milacron Holdings Corp. (the “Company”), effective as of                     , in connection with the termination of the Executive’s employment with the Company as of                     .

In consideration of the promises set forth in the Severance Agreement between the Executive and the Company, dated                 , 2015 (the “Severance Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, the Executive may keep one copy of such items as he may reasonably expect to use to protect his rights under this Agreement.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Severance Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (A) payments and benefits provided under the Severance Agreement, whether or not contingent upon the execution by the Executive of this Agreement (B) any indemnification rights the Executive may have under the Severance Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company and (C) any rights that that the Executive may have as an equityholder of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Severance Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to the Company.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Severance Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Severance Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have and to the extent permitted by applicable law, reclaim any amounts paid to him under the termination provisions of the Severance Agreement or terminate any benefits or payments that are subsequently due under the Severance Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Severance Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Severance Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Severance Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Corp.

3010 Disney Street

Cincinnati, OH 45209

Attn.: Thomas Goeke

Email: tom_goeke@milacron.com

Facsimile: (513) 487-5086

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive at his last residence shown on the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MILACRON HOLDINGS CORP.

By:	/s/ Tom Goeke
Name: Thomas J. Goeke
Title: President and Chief Executive Officer

THE EXECUTIVE

/s/ Bruce Chalmers
Bruce Chalmers

Dated:	June 5, 2015